EXHIBIT 10.1

STORE CAPITAL CORPORATION

2015 OMNIBUS EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Agreement”) is effective [•], 20[•] (the “Grant Date”) by and between STORE Capital Corporation, a Maryland corporation (the “Company”) and [•] (the “Participant”).

Section 1.  General.  This Agreement and the restricted share units granted hereunder are subject in all respects to the terms and conditions of the STORE Capital Corporation 2015 Omnibus Equity Incentive Plan (the “Plan”).  Capitalized terms used in this Agreement without further definition shall have the same meanings given to such terms in the Plan.

Section 2.  Grant of Restricted Share Units.  The Company hereby awards to the Participant, as of the Grant Date, [•] restricted share units (the “Performance Unit Award”).  The Performance Unit Award has been granted pursuant to the Plan and subject to the terms and conditions of the Plan and this Agreement.  The Performance Unit Award represents the right to receive the number of Shares set forth on Exhibit A, attached hereto, upon the vesting of the Performance Unit Award.

Section 3.  Vesting.

(a)        Earned Awards.  The Performance Unit Award shall be eligible to vest based on the achievement of the performance criteria set forth on Exhibit A (the “Performance Criteria”), as measured over the period beginning on January 1, 2018 and ending on December 31, 2020 (the “Performance Period”).  The portion of the Performance Unit Award, if any, for which the Performance Criteria have been achieved is referred to herein as the “Earned Award.”  Subject to certification by the Committee pursuant to Section 3(b) below, shares shall be settled and delivered (provided that such delivery is otherwise in accordance with federal and state securities laws) with respect to the Earned Award as soon as practicable following vesting, but in no event later than March 15 of the calendar year following the calendar year in which vesting occurs (the date on which settlement occurs, the “Settlement Date”).

(b)        Determination and Certification.  At a meeting of the Committee occurring after the Committee has received the Company’s  audited financial statements for the fiscal year ending with the end of the Performance Period, the Committee shall determine and certify in writing the level of achievement of the Performance Criteria described on Exhibit A and the resulting portion of the Performance Unit Award, if any, which is an Earned Award.  The Company shall promptly notify the Participant of the determination by the Committee.

(c)        Forfeiture of Unearned Units.  Upon the Committee’s certification of the number of shares issuable in connection with such Earned Award, the Participant shall automatically forfeit to the Company without consideration the remaining portion of the Performance Unit Award that was not an Earned Award.

Section 4.  Rights; Non‑Transferability.  The Participant will not be entitled to any dividends or dividend equivalents paid on the Performance Unit Award or any voting rights unless and until the Performance Unit Award is vested and settled, at which time the Participant shall be entitled to an amount in cash (less applicable withholding) equal to the dividends that would have been paid had the portion of the Performance Unit Award, if any, which is an Earned Award been issued at the beginning of the Performance Period.  The Performance Unit Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered until all restrictions contained in this Agreement or in the Plan have been otherwise satisfied, terminated or expressly waived by the Company in writing.

Section 5.  Termination.  Subject to terms, as in effect from time to time, specified in an employment, severance or change in control agreement between the Participant and the Company and its Affiliates, to the extent more favorable to the Participant than this Section 5, the following provisions shall apply on the Participant’s termination of employment.

(a)        Qualified Termination During Performance Period.  If, during the Performance Period, the Participant’s employment is terminated by the Company without “Cause” or the Participant resigns for “Good Reason” (as each such term is defined in the Participant’s employment agreement with the Company or an Affiliate as then, or as most recently, in effect), or the Participant retires from the Company at the age of 65 years or older, dies or becomes subject to a Disability while employed by the Company (collectively, a “Qualified Termination”), the Performance Unit Award shall become an Earned Award as follows:

(i)         first, the Committee shall determine the portion of the Performance Unit Award that is eligible to become an Earned Award based on actual achievement of the Performance Criteria following the end of the Performance Period; and

(ii)       second, the Earned Award so calculated shall be multiplied by a fraction, the numerator of which is the total number of days that have elapsed from the first day of the Performance Period to the date of the Participant’s Qualified Termination and the denominator of which is the total number of days in the Performance Period. Such portion of the Earned Award shall then be settled in accordance with Section 3 as for all other participants whose awards are settled on the Settlement Date.

(b)        All Other Terminations.  If, during the Performance Period, the Participant’s termination of employment with the Company or an Affiliate occurs for any reason other than a Qualified Termination, the Performance Unit Award shall be forfeited as of the date of such termination of employment.

(c)        Termination Following a Change in Control.  Notwithstanding the foregoing, upon a termination of employment of the Participant without Cause or for Good Reason on or following a Change in Control, the Performance Unit Award shall be subject to Section 6 hereof.

Section 6.  Change in Control.  Subject to terms, as in effect from time to time, specified in an employment, severance or change in control agreement between the Participant and the Company and its Affiliates, to the extent more favorable to the Participant than this Section 6, if a Change in Control occurs during the Performance Period and the Participant has remained continuously employed by the Company until at least immediately prior to the Change in Control, then the Performance Unit Award shall not vest in accordance with the terms of Section 13 of the Plan and the portion of the Performance Unit Award that shall become an Earned Award shall be determined as follows:

(a)        Performance Unit Award Not Assumed or Substituted.  If the Committee reasonably determines in good faith, prior to the occurrence of the Change in Control, that the Performance Unit Award will not be assumed, and that new rights that substantially preserve the terms and economic substance of the Performance Unit Award will not be substituted therefor, by the Company, its successor or Affiliate thereof in connection with such Change in Control, then the portion of the Performance Unit Award that shall become an Earned Award shall equal the greater of (a) 100% of the target award level payout, and (b) the portion of the Earned Award that would have been earned based on actual achievement of (i) the Absolute Earned Award (as defined on Exhibit A) through the most recently completed fiscal quarter prior to such Change in Control, and (ii) the Relative Earned Award (as defined on Exhibit A), calculated as if the trading date immediately prior to the date of the Change in Control had been the end of the Performance Period.

(b)        Performance Unit Award Assumed or Substituted.  If the Committee reasonably determines in good faith, both (i) prior to the occurrence of the Change in Control, that the Performance Unit Award will be assumed, or that new rights that substantially preserve the terms and economic substance of the Performance Unit Award will be substituted therefor, and (ii) thereafter, that the Performance Unit Award has been assumed, or that new rights that substantially preserve the terms and economic substance of the Performance Unit Award have been substituted therefor, and before the Settlement Date with respect to such Performance Unit Award, the Participant’s employment is terminated by the Company, its successor or Affiliate thereof  without “Cause” or the Participant resigns for “Good Reason,” in either case within the two (2) year period immediately following a Change in Control, then the portion of the Performance Unit Award that shall become an Earned Award shall equal the greater of (a) the number that equals 100% of the target award level payout, and (b) the portion of the Earned Award that would have been earned based on actual achievement of (i) the Absolute Earned Award (as defined on Exhibit A) through the most recently completed fiscal quarter prior to the date of such termination or resignation of employment, and (ii) the Relative Earned Award (as defined on Exhibit A), calculated as if the trading date immediately prior to the date of such termination or resignation of employment had been the end of the Performance Period.

(c)        Settlement.  Any portion of the Performance Unit Award that becomes an Earned Award pursuant to this Section 6 shall be settled on or within 60 days after the Change in Control or Qualified Termination, as applicable, but in no event later than the Settlement Date, in accordance with Section 3.

Section 7.  Miscellaneous Provisions.

(a)        Continued Employment.  Neither this Agreement nor the Performance Unit Award granted hereby shall confer upon the Participant any right to continued employment or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment or service of the Participant at any time.

(b)        Change in Capitalization.  In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in the kind, number and purchase price of Shares or other securities subject to the Performance Unit Award; provided,  however, that any fractional Shares resulting from the adjustment shall be eliminated.  Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion.  Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of the Performance Unit Award in exchange for payment in cash or other property in an amount equal to the aggregate Fair Market Value of the Common Stock covered by such award.  Further, without limiting the generality of the foregoing, with respect to restricted share units subject to foreign laws, adjustments made hereunder shall be made in compliance with applicable requirements.  The Administrator’s determinations pursuant to this Section 7(b) shall be final, binding and conclusive.

(c)        Clawback.  If, in the opinion of the independent directors of the Board, the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the Company’s executive officers, the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence.  The Company’s independent directors may, based upon the facts and circumstances surrounding the restatement, direct that the Company recover all or a portion of any bonus or incentive compensation paid, or cancel the stock-based awards granted under the Plan, to an executive officer.  In addition, the independent directors may also seek to recoup any gains realized with respect to equity-based awards, including with regard to the Performance Unit Award, regardless of when issued.  The remedies that may be sought by the independent directors are subject to a number of conditions, including, that:  (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, (2) the executive officers in question engaged in the intentional misconduct, and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

(d)        No Ownership.  Unless and until a certificate or certificates representing Shares shall have been issued by the Company as a result of the vesting of the Performance Unit Award, the Participant shall not have any of the rights or privileges of a stockholder of the Company with respect to the Shares subject to the Performance Unit Award.

(e)        Tax Withholding.  The Company shall withhold all applicable taxes or other amounts required by law from all amounts paid or delivered in respect of the Performance Unit Award.  The Participant may satisfy the withholding obligation by paying the amount of any taxes in cash or Shares may be withheld from the Shares otherwise deliverable to satisfy the obligation in full or in part.  If Shares are withheld, such Shares shall have a Fair Market Value equal to the minimum statutorily required withholding obligation (reduced by the amount of any taxes paid in cash), with such number of withheld Shares rounded up to the nearest whole number of Shares as necessary to avoid fractional Shares and with any excess amount refunded in cash to the Participant.

(f)        Code Section 409A.  The intent of the Participant and the Company is that payments and benefits under this Agreement and the Performance Unit Award be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”), and accordingly, to the maximum extent permitted, this Agreement and the Performance Unit Award shall be interpreted and administered to be in accordance therewith.  Each payment under this Agreement and the Performance Unit Award shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement and the Performance Unit Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) the Participant shall not be considered to have terminated employment for purposes of this Agreement and no payments shall be due to the Participant under this Agreement that are payable upon the Participant’s termination of employment until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement and the Performance Unit Award during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s death).

(g)        Plan; Entire Agreement; Amendments.  The Plan is incorporated herein by reference.  Except as otherwise explicitly set forth herein, this Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.  Subject to the express provisions of the Plan, the Administrator shall have discretionary authority to interpret and make all determinations relating to the Plan and this Agreement and any such interpretation or determination shall be binding on all parties.  The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in this Agreement in the manner and to the extent it shall deem necessary or desirable to carry it into effect.  All action by the Administrator under the provisions of this paragraph shall be final, conclusive and binding for all purposes.

(h)        Notices.  Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or upon deposit with a reputable overnight courier.  Notice shall be addressed to the Company at its principal executive office and to the Participant at the address most recently provided by the Participant to the Company.

(i)         Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to principles of conflicts of law of such state.

(j)         Successors.  This Agreement is personal to the Participant and, except as otherwise provided above, shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution, without the written consent of the Company.  This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assignees, subject to the terms of the Plan.

(k)        Severability.  If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion hereof, which remaining provision or portion hereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion hereof eliminated.

(l)         Headings.  The headings and captions in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

(m)       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

This Agreement is executed by the Company and the Participant as of the date and year first written above.

STORE CAPITAL CORPORATION,
a Maryland corporation

By:
Name:
Title:

PARTICIPANT

[•]

Print Name

Date

EXHIBIT A

PERFORMANCE VESTING CRITERIA

1.  The Earned Award shall be equal to the sum of the Relative Earned Award and the Absolute Earned Award (each as set forth below).

(a)  Relative Earned Award.  The “Relative Earned Award” shall be equal to the product of (i) the number of restricted share units underlying the Performance Unit Award, (ii) 0.5, and (iii) the Relative Performance Factor.  The “Relative Performance Factor” shall be determined based on the Company’s TSR (as defined below) for the Performance Period relative to the Index Return (as defined below) for the Performance Period, subject to the terms of this Agreement:

Degree of Performance Attainment	Company TSR Relative to Index Return	Relative Performance Factor
Maximum	Company TSR must exceed Index Return by at least 5.0%	1
Target	Company TSR must exceed Index Return by at least 0.5%	1/3
Threshold	Company TSR must trail Index Return by at most 3.0%	1/9

(b)  Absolute Earned Award.  The “Absolute Earned Award” shall be equal to the product of (i) the number of restricted share units underlying the Performance Unit Award, (ii) 0.5, and (iii) the Absolute Performance Factor.  The “Absolute Performance Factor” shall be determined based on the Company’s AFFO/Share CAGR (as defined below) for the Performance Period, subject to the terms of this Agreement:

Degree of Performance Attainment	AFFO/Share CAGR	Absolute Performance Factor
Maximum	6.5% or greater	1
Target	4.5%	1/3
Threshold	3.0%	1/9

“TSR” shall mean the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent), in the value per share of common stock during the Performance Period due to the appreciation in the price per share of common stock and dividends paid to a shareholder of record with respect to one share of common stock during the Performance Period, assuming dividends are reinvested on the ex-dividend date.  For purposes of this calculation, the beginning and ending share price shall be based on a 20-day trailing average closing stock price.

Notwithstanding anything to the contrary in this Agreement or the table above, the Relative Earned Award shall not exceed the Target level unless the Company’s TSR for the Performance Period, without regard to the Index Return, is equal to or greater than 0%.

“Index Return” shall mean the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent), of the MSCI US REIT Index (calculated with dividends reinvested).  For purposes of this calculation, the beginning and ending index values shall be based on a 20-day trailing average closing value.

“AFFO/Share CAGR” shall mean the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent), of the Company’s Adjusted Funds from Operations (“AFFO”) per weighted average basic common share during the Performance Period.  For purposes of this calculation, AFFO per weighted average basic common share shall be the amount reported in the Company’s earnings release for the end of the Performance Period.

The Compensation Committee may make equitable adjustments to the AFFO/Share CAGR in the event of, in response to, or to reflect: (i) an unusual or non-recurring event that affects the Company or its financial statements, (ii) any changes in applicable laws or regulations or accounting principles or taxation applicable to the Company, (iii) the impact of investments, acquisitions, dispositions or other business ventures (including any joint venture) made during the performance period that would be outside of the normal course of business for the Company, (iv) unusual or non-recurring litigation expenses and/or (v) the impact of any foreign currency gains or losses.

To the extent actual performance falls between two performance goal levels, linear interpolation shall apply.  The Administrator shall have discretionary authority to interpret and make all determinations relating to the tables above.

2.  Earned Awards, if any, shall vest on the last day of the Performance Period, subject to the Participant’s continued employment through the end of the Performance Period (and subject to the acceleration and forfeiture provisions set forth in the Plan and this Agreement), and shares shall be settled and delivered as provided in Section 3 of this Agreement.